CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated October 28, 1993 included in the Annual Report on Form 10-K of Indiana Energy, Inc. for the year ended September 30, 1993, our report dated April 15, 1994 included in the Annual Report on Form 11-K of the Indiana Gas Company Retirement Savings Plan for the year ended December 31, 1993 and our report dated April 15, 1994, included in the Annual Report on Form 11-K of the Indiana Gas Company, Inc. Retirement Savings Plan for Bargaining Unit Employees for the year ended December 31, 1993.



                                        /s/ Arthur Andersen LLP

     Indianapolis, Indiana
     October 7, 1994